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 DATA STATED IN THOUSANDS


             VOLUNTARY SCHEDULE - CERTAIN FINANCIAL INFORMATION



REGULATION         STATEMENT CAPTION                   1996    1995    1994

5-02 (1)            Cash and Cash Items               12506    11694    9784
5-02 (2)            Marketable Securities             75747    73892   64168
5-02 (3)(b)(1)      Notes Receivable                 211389   191906  168781
5-02 (4)            Allowance for Doubtful Accounts    2282     2216    2054
5-02 (15)           Total Assets                     313069   291412  256685

5-02 (24)           Other Liabilities                283466   264309  232806
5-02 (30)           Common Stock                        732      731     715
5-02 (31)(a)(2)     Additional Capital Other          10097     9720    9000
5-02 (31)(a)(3)(ii) Retained Earnings-Unappropriated  18774    16651   14164
5-03 (b)(1)(e)      Other Revenues                    28150    25213   21318
5-03 (b)(2)(e)      Cost of Other Revenues            10498     9992*   9213
5-03 (b)(8)         Interest and Amortization of
                    Debt Discount                     11959    11181    7971
5-03 (b)(10)        Income Before Taxes & Other Items  5693     4039*   4134
5-03 (b)(11)        Income Tax Expense (Benefit)       1984     1333    1188
5-03 (b)(14)        Income/Loss from Continuing
                    Operations                         3709     2706*   2946
5-03 (b)(17)        Cumulative Change in Accounting
                     Principle                            0        0       0
5-03 (b)(19)        Net Income or Loss                 3709     2706    2946
*Reclassification of overdraft income.